EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT



Name                                                Percentage of Shares Owned

Tri City National Bank                                         100.0  %
(National Banking Association)

Tri City Capital Corporation                                   100.0%(1)
(Nevada Corporation)

Title Service of Southeast Wisconsin, Inc.                     100.0%(1)
(Wisconsin Corporation)


(1)Owned by Tri City National Bank